                                                                    EXHIBIT 99.1


[LOGO OF MCLEODUSA APPEARS HERE]

[LETTERHEAD OF MCLEODUSA APPEARS HERE]


               MCLEODUSA REPORTS FOURTH QUARTER AND 1997 RESULTS

                     1997: A Year of Expansion and Growth

     Cedar Rapids, Iowa, January 28, 1998 -- McLeodUSA Incorporated (NASDAQ/NMS:MCLD) today reported results for fourth quarter and fiscal year 1997. Revenues were a record $267.9 million for the year ended December 31, 1997, compared to $81.3 million for 1996, an increase of 230 percent. Net loss for the year was $79.9 million compared to a net loss of $22.3 million for 1996. EBITDA (earnings before interest, taxes, depreciation and amortization) loss for the year was $31.5 million, compared with EBITDA loss of $17.3 million for 1996.

     Commenting on 1997 results, Clark McLeod, chairman and CEO stated, "It was a challenging year with substantial rewards. We completed the Consolidated Communications merger while maintaining significant internal growth. Our 1996 to 1997 statistics highlight our progress:

           . local lines in service grew from 65,000 to 283,000, . fiber route miles increased from 2,400 to nearly 5,000, . directory distribution grew from 10 million to 15 million, and . revenues increased from $81 million to $268 million."


                                    (more)

     The Company reported fourth quarter revenues of $136.3 million, compared to revenues of $35.8 million for the same quarter of 1996, an increase of 281 percent. Net loss for the quarter was $26.4 million compared to a net loss of $8.9 million for the fourth quarter of 1996. EBITDA was a positive $1.1 million in fourth quarter, compared to negative $13.6 million in third quarter 1997, and negative $5.5 million for fourth quarter 1996.

     A comparison of sequential quarters shows an additional 38,800 CLEC local lines in service over third quarter, an increase in new CLEC lines sold of 41,200; and 22,100 new CLEC local line customers.

     Commenting on fourth quarter results, Steve Gray, president and chief operating officer, stated: "This is our first full quarter of results combining the CCI organization with McLeodUSA. Two elements of a cyclical nature also occurred during the quarter. First, our directory business experienced its strongest quarter of the year contributing $35.5 million in revenue. Second, installs of new service increased from third quarter to fourth quarter even with nearly 15 percent fewer business days. Fourth quarter results also reflect the shift in our sales emphasis to business, which will trend to just over two-thirds business, one-third residential in 1998. This shift is expected to help our gross margin and simplify order implementation and customer service."

     McLeod summarized: "Our focus in 1998 will be to:
       1. Continue our successful branding strategy through ubiquitous coverage of our target geography with McLeodUSA phone directories.
       2. Aggressively capture business line share in the states we have targeted for 1998.
       3.  Emphasize marketing our residential services in our core states.
       4.  Add 1,400 miles of fiber and focus on 36 new city rings.
       5. Prepare for the migration of local service customers to our network in 1999 and 2000."

     Concluding, Mr. McLeod stated, "The expansion and growth we achieved in 1997 positioned us for 1998, establishing most of the key anchor points of our geographic footprint and bringing together the team who will continue to execute our plan."

                                      ###

McLeodUSA, founded in June of 1991, is a provider of integrated telecommunications services to businesses and residential customers. The Company's telecommunications customers are located primarily in Iowa, Illinois, Minnesota, Wisconsin, North Dakota and South Dakota. In September 1997 McLeodUSA completed a merger with Consolidated Communications Inc. of Mattoon, IL, creating the first Super Regional Competitive Local Exchange Carrier. The combined firm is a 14-state facilities-oriented telecommunications provider with 6 switches, and more than 282,000 local lines, 4,500 employees, and 4,900 route miles of fiber optics network. In the next 12 months, the Company's publishing subsidiaries will distribute over 14.8 million copies of competitive directories in 21 states, reaching a population of 26 million.

The statements contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to revision of expansion plans, availability of financing and regulatory approvals, the numbers of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the Company's business, changes in the competitive climate in which the Company operates and the emergence of future opportunities, all of which could cause actual results and experiences of McLeodUSA Incorporated to differ materially from anticipated results and expectations expressed in the forward-looking statements contained herein. These and other applicable risks are summarized under the caption "Business-Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, which is filed with the Securities and Exchange Commission.

                    McLeodUSA Incorporated and Subsidiaries
                     Consolidated Statement of Operations
                   (In thousands except for per share data)

                                  (UNAUDITED)

                                                                                 Three Months Ended              Twelve Months Ended
                                                                                 -------------------             -------------------

                                                                                     December 31,                    December 31,
                                                                                     ------------                    ------------
                                                                                  1997        1996                 1997        1996
                                                                                  ----------------                 ----------------
Revenues:
   Telecommunications:
      Local and long distance                                                    $49,841     $12,465             $110,023   $41,399
      Local exchange services (ICTC)                                              16,117        ----               16,117      ----
      Private line and data                                                        9,657       2,157               17,174    10,272
      Network maintenance and equipment                                            9,150       1,509               20,965     5,936
      Other telecommunications                                                     9,907        ----                9,907      ----
                                                                                 --------    --------             --------  --------
         Total telecommunications revenue                                         94,672      16,131              174,186    57,607
   Directory                                                                      35,495      15,152               81,055    15,152
   Telemarketing                                                                   6,124       4,543               12,645     8,564
                                                                                 --------    --------             --------  --------
             Total revenues                                                      136,291      35,826              267,886    81,323

Operating expenses:
   Cost or service                                                                74,750      20,931              155,430    52,624
   Selling, general and administrative                                            60,490      20,418              143,918    46,044
   Depreciation and amortization                                                  17,567       3,751               33,275     8,485
   Other                                                                           1,943       2,380                4,632     2,380
                                                                                 --------    --------             --------  --------
      Total operating expenses                                                   154,750      47,480              337,255   109,533
                                                                                 --------    --------             --------  --------
      Operating loss                                                             (18,459)    (11,654)             (69,369)  (28,210)
Non-operating income (expense):
   Interest income                                                                 4,590       2,630               22,660     6,034
   Interest (expense)                                                            (13,871)       (122)             (34,627)     (665)
   Other                                                                           1,386         218                1,426       495
                                                                                 --------    --------             --------  --------
      Total non-operating income (expense)                                        (7,895)      2,726              (10,541)    5,864
                                                                                 --------    --------             --------  --------
      Loss before income taxes                                                   (26,354)     (8,928)             (79,910)  (22,346)

Income taxes                                                                        ----        ----                 ----      ----
                                                                                 --------    --------             --------  --------
      Net loss                                                                  $(26,354)    $(8,928)            $(79,910) $(22,346)
                                                                                 ========    ========             ========  ========
Loss per common and common equivalent share                                       $(0.43)     $(0.18)              $(1.45)   $(0.52)
                                                                                 ========    ========             ========  ========
Weighted average common and
   common equivalent shares outstanding                                           61,567      48,707               54,974    43,019
                                                                                 ========    ========             ========  ========
EBITDA                                                                            $1,051     $(5,523)            $(31,462) $(17,345)
                                                                                 ========    ========             ========  ========

                    McLeodUSA Incorporated and Subsidiaries
                     Consolidated Statement of Operations
                   (In thousands except for per share data)

                                  (UNAUDITED)

                                                                                             Three Months Ended
                                                                                             ------------------
                                                                            3/31/97        6/30/97         9/30/97         12/31/97
                                                                            -------        -------         -------         --------
Revenues:
   Telecommunications:
       Local and long distance                                              $14,848        $18,551         $26,783          $49,841
       Local exchange services (ICTC)                                          ----           ----            ----           16,117
       Private line and data                                                  2,413          2,256           2,848            9,657
       Network maintenance and equipment                                      1,985          3,434           6,396            9,150
       Other telecommunications                                                ----           ----            ----            9,907
                                                                           --------       --------        --------        ---------
          Total telecommunications revenue                                   19,246         24,241          36,027           94,672
   Directory                                                                 14,214         20,273          11,073           35,495
   Telemarketing                                                              2,287          2,009           2,225            6,124
                                                                           --------       --------        --------        ---------
              Total revenues                                                 35,747         46,523          49,325          136,291

Operating expenses:
   Cost of service                                                           21,200         27,563          31,917           74,750
   Selling, general and administrative                                       23,985         28,398          31,045           60,490
   Depreciation and amortization                                              4,122          5,231           6,355           17,567
   Other                                                                      1,608            999              82            1,943
                                                                           --------       --------        --------        ---------
       Total operating expenses                                              50,915         62,191          69,399          154,750
                                                                           --------       --------        --------        ---------
       Operating loss                                                       (15,168)       (15,668)        (20,074)         (18,459)
Non-operating income (expense):
   Interest income                                                            4,253          6,199           7,618            4,590
   Interest (expense)                                                        (2,447)        (7,039)        (11,270)         (13,871)
   Other                                                                          7             12              21            1,386
                                                                           --------       --------        --------        ---------
       Total non-operating income (expense)                                   1,813           (828)         (3,631)          (7,895)
                                                                           --------       --------        --------        ---------
       Loss before income taxes                                             (13,355)       (16,496)        (23,705)         (26,354)

Income Taxes                                                                   ----           ----            ----             ----
                                                                           --------       --------        --------        ---------
       Net loss                                                            $(13,355)      $(16,496)       $(23,705)        $(26,354)
                                                                           ========       ========        ========        =========

Loss per common and
   common equivalent share                                                   $(0.26)        $(0.31)         $(0.45)          $(0.43)
                                                                           ========       ========        ========        =========

Weighted average common and
   common equivalent shares outstanding                                      52,327         52,583          53,335           61,567
                                                                           ========       ========        ========        =========

EBITDA                                                                      $(9,438)       $(9,438)       $(13,637)          $1,051
                                                                           ========       ========        ========        =========

McLeodUSA Selected Statistical Data:


                                                                               4Q97 vs.                        4Q97 vs.
                                                                                4Q96                            3Q97
                                              12/31/97         12/31/96       % Change         9/30/97        % Change
                                              --------         --------       --------        --------        --------
Sales cities                                       60               39            54%              60              0%

Central offices                                   366              186            97%             350              5%

Cities served                                     227               92           147%             212              7%

Route miles                                     4,908            2,352           109%           4,617              6%

Total local lines in service                  282,600           65,400           332%         244,000             16%
        Business                              149,300           61,500           143%         128,200             16%
        Residential                           133,300            3,900         3,318%         115,800             15%

Total local customers                         157,000           16,600           846%         135,400             16%
        Business                               29,200           12,100           141%          25,200             16%
        Residential                           127,800            4,500         2,740%         110,200             16%

CLEC Local lines in service                   193,000           65,400           195%         154,200             25%
        Business                              124,900           61,500           103%         104,100             20%
        Residential                            68,100            3,900         1,646%          50,100             36%

CLEC Local line customers                      86,000           16,600           418%          63,900             35%
        Business                               22,200           12,100            83%          18,300             21%
        Residential                            63,800            4,500         1,318%          45,600             40%

CLEC Lines per business customer                  5.6              5.1            10%             5.7             (2)%

CLEC Lines sold during quarter                 41,200           10,300           300%          48,400            (15)%
        Business                               26,700            6,900           287%          19,800             35%
        Residential                            14,500            3,400           326%          28,600            (49)%

New CLEC Lines in service
during quarter*                                38,800            9,400           313%          35,300             10%
        Business                               20,800            6,900           201%          16,300             28%
        Residential                            18,000            2,500           620%          19,000             (5)%

ILEC Local lines in service                    89,600               NA            NA           89,800              0%
        Business                               24,400               NA            NA           24,100              1%
        Residential                            65,200               NA            NA           65,700             (1)%

ILEC Local line customers                      71,000               NA            NA           71,500             (1)%
        Business                                7,000               NA            NA            6,900              1%
        Residential                            64,000               NA            NA           64,600             (1)%

* Third and Fourth Quarters exclude lines acquired from CCI